Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
FIRST QUARTER 2009 RESULTS
—Company Continues Progress on Cost Reduction,
Outsourcing and Efficiency Improvement Initiatives—
Irvine, California — May 7, 2009 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended April 4, 2009, and provided an update on its cost reduction initiatives.
Sales and Orders
          Sales in the first quarter of 2009 totaled $89.5 million, a decrease of 22.3% compared with the $115.2 million recorded in the first quarter of 2008. New orders received in the first quarter of 2009 totaled $80.4 million, a decrease of 35.7% compared with the $125.0 million received in the first quarter of 2008.

The company’s sales and orders by end market were as follows:

			Percent
			Change vs.
	Three Months Ended		Prior Period
	April 4,	March 29,	First Quarter
(In thousands)	2009	2008	2009

Sales by End Market
Scientific research, aerospace and defense/security	$36,854	$37,393	-1.4%
Microelectronics	18,347	37,275	-50.8%
Life and health sciences	20,001	21,151	-5.4%
Industrial manufacturing and other	14,334	19,424	-26.2%

Total	$89,536	$115,243	-22.3%

Orders by End Market
Scientific research, aerospace and defense/security	$32,192	$35,003	-8.0%
Microelectronics	13,174	41,843	-68.5%
Life and health sciences	21,655	28,435	-23.8%
Industrial manufacturing and other	13,365	19,694	-32.1%

Total	$80,386	$124,975	-35.7%

Notes:

1.	Sales and orders from semiconductor equipment and solar cell manufacturing customers are included in the company’s Microelectronics end market.

2.	Certain prior period amounts have been reclassified to conform to the current period presentation.
The company noted the following regarding its sales and orders results:
•	Sales and orders were lower in the first quarter of 2009 compared with the first quarter of 2008 in all of the company’s primary end markets, reflecting the deterioration of worldwide macro-economic conditions over the past year.

•	Sales to customers in the Scientific Research, Aerospace and Defense/Security markets were the most resilient, falling only 1.4% compared with the prior year’s first quarter.

•	The most significant decline in sales and orders occurred in the company’s Microelectronics market, with sales to customers in this market falling $18.9 million, or 50.8%, and orders falling $28.7 million, or 68.5%, in the first quarter of 2009 compared with the prior year quarter, reflecting the severe downturn in the semiconductor equipment industry. The decrease in sales to semiconductor equipment OEM customers was offset in part by an increase of approximately $2.5 million in sales to solar cell manufacturers, which are also included in the company’s Microelectronics market. Total sales to solar cell manufacturers in the first quarter of 2009 were $5.8 million. However, new orders from solar cell manufacturing customers declined to only $1.0 million in the first quarter of 2009, compared with over $15.0 million in the first quarter of 2008. The company’s solar cell manufacturing customers have slowed their order activity dramatically, due primarily to difficulties in obtaining funding for new projects.
•	The company also experienced a significant decline in sales to and orders from customers in its Industrial Manufacturing and Other markets, with sales and orders decreasing $5.1 million, or 26.2%, and $6.3 million, or 32.1%, respectively, compared with the prior year period.
GAAP Net Income (Loss)
          When calculated in accordance with generally accepted accounting principles (GAAP), Newport reported a net loss in the first quarter of 2009 of $4.8 million, or $0.13 per share, compared with net income of $2.5 million, or $0.07 per diluted share, in the first quarter of 2008. The net loss for the first quarter of 2009 included $2.1 million of expenses related to the cost reduction initiatives announced previously.
Non-GAAP Net Income (Loss)
          On a non-GAAP basis, which excludes a number of expense items that management considers to be outside of the company’s core operating results, Newport would have reported a net loss in the first quarter of 2009 of $1.6 million, or $0.04 per share, compared with net income of $3.8 million, or $0.11 per diluted share, in the first quarter of 2008.
          A reconciliation between GAAP operating results and non-GAAP operating results is provided following the statements of operations included in this release.
Cost Reduction and Efficiency Improvement Initiatives
•	In the first quarter, the company launched an initiative to transfer the manufacturing of the products currently produced in its Ottawa, Canada facility to an outsource manufacturing partner in Asia. The transition will be completed by the end of 2009, at which time the company will close its Ottawa site.

•	The company continues to aggressively transition selected sourcing and manufacturing activities to its Wuxi, China facility. This initiative is progressing ahead of the company’s initial plan, as the company has now transferred the manufacture and/or sourcing of over 1,000 products to this facility since its opening in December of 2007. In the first quarter of 2009, the Wuxi facility manufactured products with an external revenue value of approximately $3.2 million.
•	The company has substantially completed a number of other outsourcing initiatives, including the transfer of back-end packaging processes for the majority of its diode laser products from Tucson, Arizona to an outsource manufacturing partner in Asia.

•	Worldwide headcount has been reduced to less than 1,700 employees. This represents approximately a 15% reduction from the peak of 2,008 employees in mid-2008.

•	The company continues to focus on enhancing the capabilities of its enterprise-wide SAP platform, which it implemented from 2006 through 2008. This common platform will allow the company to operate more efficiently and better leverage its resources to support future revenue growth.

•	The company has fully implemented the other cost reduction actions announced previously, including temporary salary reductions, deferral of merit increases, and periodic shutdowns of selected factories.
          Commenting on the first quarter of 2009, Robert J. Phillippy, President and Chief Executive Officer, stated, “Our financial performance in the first quarter of 2009 demonstrates our ability to reduce our costs in response to challenging market conditions. By taking aggressive actions, we were able to reduce our first quarter operating loss compared with the fourth quarter of 2008, despite a $17.9 million reduction in sales. Our operating costs in the first quarter of 2009 were $4.4 million below the comparable period of 2008, despite the inclusion of $1.8 million of expenses related to cost reduction actions in the 2009 period. We expect that the actions we are taking will produce even greater cost reductions in the second quarter of 2009 compared with the prior year period. In fact, for the first half of 2009 we expect our operating costs to be more than $11 million below the level in the first half of 2008, despite the inclusion of approximately $3 million of expenses related to cost reduction actions that we expect to incur during the 2009 period. We expect to achieve these reductions while continuing to invest in next generation technologies and products, and while maintaining our ability to respond quickly to recovery in our end markets.”
          Mr. Phillippy concluded, “We cannot control the extent or duration of the challenging macroeconomic conditions we are experiencing. Therefore, we are streamlining our business significantly during these uncertain times. Although we expect our revenue to continue to experience downward pressure in the second quarter of this year, we fully expect that the actions we are taking will enhance our competitiveness and provide us with meaningful profit leverage when market conditions improve.”
ABOUT NEWPORT CORPORATION
          Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
INVESTOR CONFERENCE CALL
          Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President, Chief Financial Officer and Treasurer, will host an investor conference call today, May 7, 2009, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2009 and the status of its cost reduction initiatives. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (888) 778-9058 within the U.S. and Canada or (913) 312-0688 from abroad.
          The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada or (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time on Thursday, May 7, 2009, and continue through 8:00 p.m. Eastern time on Thursday, May 14, 2009. The replay passcode is 9070140.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding the expected timing of outsourcing and closure of Newport’s Ottawa facility, the expectation of future efficiency gains from SAP, the anticipated year-over-year reduction in its operating costs in the second quarter and first half of 2009, its expectation of operating cost reductions, its revenue expectations in the second quarter of 2009 and its expectation of enhanced competitiveness and operating leverage resulting from its cost reduction activities. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to solar cell manufacturing customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; the timing and success of its outsourcing activities; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Annual Report on Form 10-K for the year ended January 3, 2009. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
###

Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 4,	March 29,
(In thousands)	2009	2008

Net sales	$89,536	$115,243
Cost of sales	55,229	69,132

Gross profit	34,307	46,111

Selling, general and administrative expenses	27,487	29,791
Research and development expense	9,355	11,444

Operating income (loss)	(2,535)	4,876

Interest and other expense, net	(2,119)	(1,719)

Income (loss) before income taxes	(4,654)	3,157

Income tax provision, net	164	668

Net income (loss)	$(4,818)	$2,489

Net income (loss) per share:
Basic	$(0.13)	$0.07
Diluted	$(0.13)	$0.07

Shares used in the computation of net income (loss) per share:
Basic	36,066	36,539
Diluted	36,066	36,594

Other operating data:
New orders received during the period	$80,386	$124,975
Backlog at the end of period scheduled to ship within 12 months	$99,282	$128,204
The net income (loss) figures for both periods reflect the adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement), which was adopted retrospectively during the first quarter of 2009. The adoption increased the company’s non-cash interest expense by $1.1 million and $1.3 million during the first quarters of 2009 and 2008, respectively.

Newport Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
	April 4,	March 29,
(In thousands)	2009	2008

Net income (loss):
Net income (loss) — GAAP	$(4,818)	$2,489
Costs relating to profit improvement actions	2,080	—
Non-cash interest expense on convertible subordinated notes	1,129	1,299
Cost related to business development activities	102	—
Income tax provision on non-GAAP adjustments	(141)	—

Total non-GAAP adjustments, net of tax	3,170	1,299

Non-GAAP net income (loss)	$(1,648)	$3,788

Net income (loss) per diluted share:
Net income (loss) — GAAP	$(0.13)	$0.07
Total non-GAAP adjustments	0.09	0.04

Non-GAAP net income (loss) per diluted share	$(0.04)	$0.11

Management considers the items excluded from these non-GAAP measures as shown above to be outside of the company’s core operating results. As such, the amounts have been excluded with the intent of providing investors with a more complete understanding of the company’s underlying operational results and a more meaningful basis for comparison with the company’s historical and expected financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the company’s financial measures prepared in accordance with GAAP.

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	April 4,	January 3,
(In thousands)	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$75,932	$74,874
Marketable securities	65,809	73,546
Accounts receivable, net	64,441	75,258
Notes receivable, net	3,606	6,610
Inventories, net	102,591	98,833
Deferred income taxes	12,824	13,456
Prepaid expenses and other current assets	10,332	10,740

Total current assets	335,535	353,317

Property and equipment, net	58,036	60,245
Goodwill	68,540	68,540
Deferred income taxes	2,707	2,555
Intangible assets, net	26,029	26,696
Investments and other assets	13,007	13,550

	$503,854	$524,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$9,591	$14,089
Accounts payable	22,905	24,636
Accrued payroll and related expenses	15,865	21,827
Accrued expenses and other current liabilities	25,915	29,258

Total current liabilities	74,276	89,810

Long-term debt	136,291	135,478
Obligations under capital leases, less current portion	1,150	1,220
Accrued pension liabilities	10,188	10,652
Other liabilities	22,558	22,546

Stockholders’ equity	259,391	265,197

	$503,854	$524,903

Certain prior period amounts have been revised to reflect the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement).